SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          NEOMEDIA TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ----------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ----------------------------------------------------------------------

     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

        ----------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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

                           NEOMEDIA TECHNOLOGIES, INC.
                          2201 Second Street, Suite 600
                            Fort Myers, Florida 33901

                                ----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 12, 1999
                                ----------------
To Our Stockholders:

         The 1999 annual meeting of the stockholders of NeoMedia Technologies, Inc. will be held at the office of the Company, 2201 Second Street, Suite 600, Fort Myers, Florida 33901, on Thursday, August 12, 1999, beginning at 9:00 a.m., Eastern Daylight Savings Time, for the following purposes:

   1. To elect eight directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

   2. To approve certain changes to the Company's 1998 Stock Option Plan to allow non-management employees to receive options (Item No. 2 on proxy card); and

   3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

         Only stockholders of record of NeoMedia at the close of business on June 25, 1999 are entitled to receive notice of and to vote at the annual meeting, or any postponement or adjournment thereof.

  PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF NEOMEDIA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF NEOMEDIA STOCK TO GAIN ADMISSION TO THE MEETING.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ WILLIAM E. FRITZ

                                       William E. Fritz,
                                       SECRETARY

July 1, 1999
Fort Myers, Florida


                             YOUR VOTE IS IMPORTANT

WE HOPE YOU WILL ATTEND THE STOCKHOLDERS' MEETING. IN ORDER THAT THERE MAY BE A PROPER REPRESENTATION AT THE MEETING, STOCKHOLDERS ARE REQUESTED TO VOTE THEIR PROXIES, SINCE IT IS IMPORTANT THAT AS MANY SHARES AS POSSIBLE BE REPRESENTED AT THE ANNUAL MEETING. PLEASE DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT HAS BEEN VOTED.

                               PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS OF
                           NEOMEDIA TECHNOLOGIES, INC.
                          TO BE HELD ON AUGUST 12, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                           -----
General ...................................................................   1
Proposal One--Election of Directors .......................................   2
 Information Concerning Nominees ..........................................   2
 Recommendation of the Board of Directors .................................   4
 Stock Ownership of Directors and Executive Officers and Others ...........   4
 Committees of the Board of Directors .....................................   6
 Compensation of Directors ................................................   6

Proposal Two--Amendment to 1998 Stock Option Plan .........................   6

Executive Compensation ....................................................   8
 Summary Compensation Table ...............................................   8
 Employment Agreements ....................................................   8
 Incentive Plan for Management ............................................   9
 Option/Warrant Grants in 1998 ............................................  11
 Aggregate Options/SAR Exercises in 1998 and
  1998 Year-End Option/SAR Values .........................................  11
 Related Party Transactions ...............................................  12
 Section 16(a) Beneficial Ownership Reporting Compliance ..................  12

Changes in Registrant's Certifying Accountant .............................  13

Stockholder Proposals for the 2000 Annual Meeting of Stockholders .........  13

Other Matters to be Acted Upon at the Annual Meeting ......................  13

                           NEOMEDIA TECHNOLOGIES, INC.
                          2201 Second Street, Suite 600
                            Fort Myers, Florida 33901

                                ----------------
                                 PROXY STATEMENT
                                ----------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD AT 9:00 A.M., AUGUST 12, 1999

                                     GENERAL

         SOLICITATION OF PROXIES. This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Stockholders Meeting (the "Annual Meeting") of NeoMedia Technologies, Inc., a Delaware corporation ("NeoMedia" or the "Company"), to be held at the principal executive offices of NeoMedia, 2201 Second Street, Suite 600, Fort Myers, Florida 33901, on Thursday, August 12, 1999, beginning at 9:00 a.m., and at any postponements or adjournments thereof, for the purposes set forth herein. This proxy statement, the enclosed proxy and a copy of NeoMedia's Annual Report to Stockholders for the fiscal year ended December 31, 1998, are first being mailed on or about July 1, 1999, to stockholders of record.

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of NeoMedia.

         COSTS OF SOLICITATION. The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by NeoMedia. NeoMedia does not intend to solicit proxies otherwise than by use of the mail, but certain officers, directors and employees of NeoMedia, without additional compensation, may use their personal efforts, by telephone or otherwise, to solicit proxies.

         STOCKHOLDERS ENTITLED TO VOTE AND OUTSTANDING VOTING SHARES. Only stockholders of record at the close of business on June 25, 1998 are entitled to notice of the Annual Meeting and to vote the shares of common stock of NeoMedia held by them on that date at the meeting or any postponements or adjournments thereof. Each outstanding share is entitled to one vote on each matter to be voted upon. As of June 25, 1998, there were 9,187,021 shares of NeoMedia's common stock issued and outstanding.

         QUORUM AND VOTE REQUIRED FOR APPROVAL. One-third of the outstanding shares are required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and to approve the amendment to the 1998 Stock Option Plan. Votes may be cast by a stockholder in favor of the nominees or withheld. Votes may be cast by a stockholder in favor of or against the amendment to the 1998 Stock Option Plan or a stockholder may elect to abstain. Abstentions and withheld votes will be counted for purposes of determining if a quorum is present and will have the same effect as votes against each matter. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining a quorum, and are shares not entitled to be voted and therefore will not be counted for purposes of determining the total number of votes on any matter considered at the meeting.

         VOTING AND REVOKING YOUR PROXY. A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by giving the Secretary of NeoMedia written notice of revocation by submitting a later-dated proxy or by attending the annual meeting in person and requesting that the powers of the holders of such person's proxy be suspended. Without such request, a proxy previously granted will not be revoked. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If no choices are specified, properly executed proxies received prior to being voted will be voted "FOR" the nominees for directors contained in these proxy materials and "FOR" amendment to the Company's 1998 Stock Option Plan.

                       PROPOSAL ONE--ELECTION OF DIRECTORS

         The annual election of NeoMedia's Board of Directors will take place at the Annual Meeting. The Board proposes that each of the nominees described below be elected to the Board. Each of the eight nominees, if elected, will serve on the Board until their successors have been duly elected and qualified. All of the nominees are currently serving as directors of NeoMedia. If, for any reason, a nominee is unable to serve, the Board may designate a substitute nominee and, if this occurs, the persons named in the enclosed proxy may vote proxies that would otherwise be voted for all the named nominees for the election of such substitute nominee or nominees unless the Board, in its discretion, reduces the number of directors. The Board has no reason to believe that any of the nominees named below will be unable to serve.

                         INFORMATION CONCERNING NOMINEES

         The following is information concerning nominees for election as directors of NeoMedia. Seven of such persons are presently directors of NeoMedia.

         CHARLES W. FRITZ, age 42, is a founder of NeoMedia and has served as its President and as a Director since its inception, and as Chief Executive Officer and Chairman of the Board of Directors since August 6, 1996. Mr. Fritz is currently a member of the Compensation Committee. Prior to founding NeoMedia, Mr. Fritz was an Account Executive with IBM Corporation from 1986 to 1988, Director of Marketing and Strategic Alliances for the Information Consulting Group from 1988-1989, and a Consultant for McKinsey & Company. Mr. Fritz holds an M.B.A. from Rollins College and a B.A. in finance from the University of Florida. Mr. Fritz is the son of William E. Fritz, a Director of NeoMedia, and its Secretary.

         WILLIAM E. FRITZ, age 68, is a founder of NeoMedia and has served as Secretary and Director since its inception. He also served as Treasurer of NeoMedia from its inception until May 1, 1996. Mr. Fritz, who has over thirty-two years in establishing and operating privately owned companies, currently is, and for at least the past ten years has been, an officer and either the sole stockholder or a majority stockholder, of G.T. Enterprises, Inc. (formerly Gen-Tech, Inc.), D.M., Inc. (formerly Dev-Mark, Inc.) and EDSCO, three railroad freight car equipment manufacturing companies. Mr. Fritz holds a B.S.M.E. and a Bachelor of Naval Science degree from the University of Wisconsin. Mr. Fritz is the father of Charles W. Fritz, NeoMedia's President, Chief Executive Officer and Chairman of the Board.

         CHARLES T. JENSEN, age 55, has been Chief Financial Officer, Treasurer and Vice President of NeoMedia since May 1, 1996. He has been a Director since August 6, 1996. Mr. Jensen currently is a member of the Compensation Committee and of the Audit Committee. Prior to joining NeoMedia in November, 1995, Mr. Jensen, who has over 27 years of audit, finance and business experience, including audit experience with Price Waterhouse & Co., was Chief Financial Officer of Jack M. Berry, Inc., a Florida corporation which grows and processes citrus products, from December, 1994 to October, 1995, and at Viking Range Corporation, a Mississippi corporation, which manufactures gas ranges, from November, 1993 to December, 1994. From December, 1992 to February, 1994, Mr. Jensen was Treasurer of Lin Jensen, Inc., a Virginia corporation specializing in ladies clothing and accessories. Prior to that, from January, 1982 to March, 1993, Mr. Jensen was Controller and Vice-President of Finance of The Pinkerton Tobacco Co., a tobacco manufacturer. Mr. Jensen holds a B.B.A. in accounting from Western Michigan University and is a Certified Public Accountant.

         ROBERT T. DURST, JR., age 46, has been Chief Technical Officer and Executive Vice-President since July 21, 1997. He has been a Director since August 6, 1996. Prior to joining NeoMedia, Mr. Durst held management positions with Symbol Technologies, Inc., Bohemia, New York, from February, 1992 to March, 1996 where, among other things, he worked extensively on two dimensional bar code technology. From March, 1986 to February, 1992, Mr. Durst was employed as a Technical Director by Pitney Bowes, Inc., Stamford, Connecticut. Mr. Durst holds an M.A. in Cognitive Psychology from the University of Illinois and a B.A. from Allegheny College.

         A. HAYES BARCLAY, age 68, has been a Director of NeoMedia since August 6, 1996, and currently is a member of the Stock Option Committee and the Audit Committee. Mr. Barclay has practiced law for approximately 36 years and since 1967, has been an officer, owner and employee of the law firm of Barclay & Damisch, Ltd. and its predecessor, with offices in Chicago, Wheaton and Arlington Heights, Illinois. Mr. Barclay holds a B.A. degree from Wheaton College, a B.S. from the University of Illinois and a J.D. from the Illinois Institute of Technology--Chicago Kent College of Law.

         JAMES J. KEIL, age 71, has been a Director of NeoMedia since August 6, 1996. Mr. Keil currently is a member of the Compensation Committee, the Stock Option Committee and the Audit Committee. He is founder and president of Keil & Keil Associates, a business and marketing consulting firm located in Washington, D.C., specializing in marketing, sales, and document applications technology projects. Prior to forming Keil & Keil Associates in 1990, Mr. Keil worked for approximately 38 years at IBM Corporation and Xerox Corporation in various marketing, sales and senior executive positions. From 1989-1995, Mr. Keil was on the Board of Directors of Elixir Technologies Corporation (a non-public corporation), and from 1990-1992 was the Chairman of its Board of Directors. From 1992-1996, Mr. Keil served on the Board of Directors of Document Sciences Corporation. Mr. Keil holds a B.S. degree from the University of Dayton.

         PAUL REECE, age 62, has been a Director of NeoMedia since August 6, 1996, and currently is a member of the Compensation Committee. From 1987 until 1995, when he retired from Pitney Bowes, Inc., Stamford, Connecticut, Mr. Reece served at various times as its Vice-President of Operations and Technology Division, Vice-President of Technical Systems and Advanced Products and Vice-President of Corporate Engineering and Technology. Prior to joining Pitney Bowes, Inc., Mr. Reece worked for 19 years at General Electric Company in various technical, marketing and engineering positions. Mr. Reece holds a B.S., M.S. and PhD. in electronics and engineering from the University of Manchester, England.

         JOHN A. LOPIANO, age 60, has been a director of NeoMedia since July 29, 1998. He recently retired as Senior Vice President of Xerox Corporation and President of its Production Systems Group. Prior to joining Xerox in April, 1990, Mr. Lopiano was employed for approximately 25 years by IBM Corporation serving in various management, marketing and product development positions. Mr. Lopiano holds a B.S. degree from the United States Military Academy and a Master of Business Administration from New York University. Mr. Lopiano served as a member of Xerox's Operations Committee, Management Audit Committee, The Xerox Foundation and the Business Development Forum (of which he is a co-chairman). In addition, since July, 1995, Mr. Lopiano has been a trustee of the Rochester Institute of Technology, Rochester, New York, and is currently chairman of its

Education Committee. Since March, 1998, he has been a director of Interleaf, Inc., a company listed on the Nasdaq National Market System.

         Directors are elected on an annual basis. Each director of NeoMedia holds office until the next annual meeting of the shareholders or until that director's successor has been elected and qualified or until earlier death or resignation. At present, NeoMedia's by-laws provide for not less than one director nor more than ten. Currently, there are eight directors and eight individuals have been nominated for election to the Board. NeoMedia's by-laws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers of NeoMedia are elected by the Board of Directors on an annual basis and serve until the next annual meeting of the Board of Directors and until their successors have been duly elected and qualified. From January 1, 1998 through December 31, 1998, NeoMedia held seven directors' meetings. During the fiscal year ended December 31, 1998, all incumbent directors attended more than seventy-five percent of the combined total of meetings of the Board and the Committees on which they served during 1998.

         NeoMedia has agreed, for a period of four years from November 25, 1996, if so requested by Joseph Charles & Associates, Inc. ("Joseph Charles"), the representative of the several underwriters of NeoMedia's initial public offering, to nominate a designee of Joseph Charles as a director of NeoMedia.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF NEOMEDIA RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED "FOR" THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

         STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHERS

         The following table sets forth certain information regarding beneficial ownership of NeoMedia's common stock as of June 25, 1999, (i) by each person or entity known by NeoMedia to own beneficially more than five percent of NeoMedia's Common Stock, (ii) by each of NeoMedia's directors and nominees,
(iii) by each executive officer of NeoMedia named in the Summary Compensation Table and (iv) by all executive officers and directors of NeoMedia as a group.

                                                      AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS(1)
------------------------------------------------   -------------------------   --------------------
Charles W. Fritz(2)(3) .........................           2,171,969                   20.9%
William E. Fritz/Fritz Family
  Limited Partnership(2)(4) ....................           1,849,961                   17.8%
Chandler T. Fritz 1994 Trust(2)(5)(6) ..........              58,489                      *
Charles W. Fritz 1994 Trust(2)(5)(7) ...........              58,489                      *
Debra F. Schiafone 1994 Trust(2)(5)(8) .........              58,489                      *
Charles T. Jensen(2)(9) ........................             171,386                    1.6%
James Marshall(10) .............................              64,000                      *
John Lopiano ...................................              42,000                      *
Robert T. Durst, Jr.(2)(9) .....................             234,657                    2.3%
A. Hayes Barclay(11) ...........................              26,080                      *
James J. Keil(12) ..............................              26,000                      *
Paul Reece(13) .................................              26,000                      *
All executive officers and directors
  as a group (9 persons)(14) ...................           4,612,053                   44.3%

----------------

  * less than one percent of issued and outstanding shares of Common Stock of NeoMedia.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Options to purchase shares of Common Stock currently exercisable or exercisable within sixty days of June 25, 1999 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to the knowledge of NeoMedia, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (2) c/o NeoMedia Technologies, Inc.
     2201 Second Street, Suite 600
     Fort Myers, FL 33901
 (3) Mr. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act of 1933, as amended. Shares beneficially owned include (i) 400 shares of Common Stock (100 shares owned by each of Mr. Fritz's four minor children for an aggregate of 400 shares) and (ii) 414,000 shares of Common Stock issuable upon exercise of two separate warrants to purchase Common Stock which are currently exercisable.
 (4) William E. Fritz, Secretary of NeoMedia, and his wife, Edna Fritz, are the general partners of the Fritz Family Limited Partnership and therefore each are deemed to be the beneficial owner of the 1,511,742 shares held in the Fritz Family Partnership. As Trustee of each of the Chandler R. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, William E. Fritz is deemed to be the beneficial owner of the shares of NeoMedia held in each trust. Accordingly, Mr. William E. Fritz is deemed to be the beneficial owner of an aggregate of 1,849,961 shares (175,467 of which as a result of being trustee of the Chandler T. Fritz 1994 Trust, Charles W. Fritz 1994 Trust and Debra F. Schiafone 1994 Trust, 1,511,742 shares as a result of being co-general partner of the Fritz Family Partnership, 125,229 shares owned by Mr. Fritz or his spouse 12,523 shares to be issued upon the exercise of warrants held by Mr. Fritz or his spouse and 25,000 shares through stock options). Mr. William E. Fritz may be deemed to be a parent and promoter of NeoMedia, as those terms are defined in the Securities Act.
 (5) William E. Fritz is the Trustee of this Trust and therefore is deemed to be the beneficial owner of such shares.
 (6) Chandler T. Fritz, son of William E. Fritz, is primary beneficiary of this trust.
 (7) Charles W. Fritz, son of William E. Fritz and President and Chief Executive Officer of NeoMedia, is primary beneficiary of this trust.
 (8) Debra F. Schiafone, daughter of William E. Fritz, is primary beneficiary of this trust.
 (9) Represents options granted under NeoMedia's 1996 and 1998 Stock Option Plans which are currently exercisable.
(10) Resigned his employment with NeoMedia effective June 30, 1999.
(11) c/o Barclay & Damisch Ltd.
     115 West Wesley Street
     Wheaton, IL 60187
(12) c/o Keil & Keil Associates
     733 15th Street, N.W.
     Washington, DC 20005
(13) c/o 380 Gulf of Mexico Drive
     Long Boat Key, FL 34228
(14) Includes an aggregate of 804,043 currently exercisable options to purchase shares of Common Stock granted under NeoMedia's 1996 Stock Option Plan and 1998 Stock Option Plan and 426,523 currently exercisable warrants to purchase shares of Common Stock.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         NeoMedia's Board of Directors has an Audit Committee, Compensation Committee and a Stock Option Committee. The Board of Directors does not have a standing Nominating Committee.

         AUDIT COMMITTEE. Until February 19, 1998, NeoMedia's Board of Directors acted as the Audit Committee, which is responsible for nominating NeoMedia's independent accountants for approval by the Board of Directors, reviewing the scope, results and costs of the audit with NeoMedia's independent accountants, and reviewing the financial statements, audit practices and internal controls of NeoMedia. On February 19, 1998, the Board of Directors elected James J. Keil, A. Hayes Barclay and Charles T. Jensen to be the sole members of the Audit Committee, which now is composed of a majority of non-employee directors. During 1998, this committee held two meetings.

         COMPENSATION COMMITTEE. The Compensation Committee is responsible for recommending compensation and benefits for the executive officers of NeoMedia to the Board of Directors and for administering NeoMedia's Incentive Plan for Management. Charles W. Fritz, Charles T. Jensen, James J. Keil and Paul Reece are the current members of NeoMedia's Compensation Committee. During 1998, this Committee held two meetings.

         STOCK OPTION COMMITTEE. The Stock Option Committee, which is comprised of non-employee directors, is responsible for administering NeoMedia's Stock Option Plans. A. Hayes Barclay and James J. Keil are the current members of NeoMedia's Stock Option Committee. During 1998, this Committee held five meetings.

                           COMPENSATION OF DIRECTORS

         Directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Until February 19, 1998, non-employee directors received options to purchase 3,000 shares of NeoMedia's common stock under the 1996 Stock Option Plan upon election as a director and received additional options to purchase 1,000 shares of NeoMedia's common stock under the 1996 Stock Option Plan as of the date of each annual meeting at which such person is re-elected and continues to serve as a director. On February 19, 1998, the Board of Directors approved the payment to non-employee directors of director fees of $2,000 per meeting attended and approved the granting to the non-employee directors of options to purchase 14,000 shares of NeoMedia's common stock under the 1998 Stock Option Plan. Upon election or re-election as a director, non-employee directors will now receive options to purchase 15,000 shares of NeoMedia's common stock under the 1998 Stock Option Plan. NeoMedia anticipates that the Board of Directors will meet at least five times a year. Effective October 27, 1998, a resolution was passed to grant 3,000 stock options to each non-employee director in lieu of the $2,000 director fee per meeting. These options are immediately vested.

                                  PROPOSAL TWO
                       AMENDMENT TO 1998 STOCK OPTION PLAN

         Previously the Board of Directors and shareholders approved the NeoMedia Technologies, Inc. 1998 Stock Option Plan ("1998 Plan") allowing for the grant of stock options to certain employees and consultants. Under the 1998 Plan, as currently drafted, options can be awarded only to employees having managerial, professional or supervisory responsibilities. The Board of Directors has approved an amendment to the 1998 Plan to expand the type of employee to which stock options can be granted. The Board of Directors feels that it is in the best interests of the Company to provide incentive to non-managerial employees as well as management through the grant of stock options.

     The first paragraph of Section 2.7 of the 1998 Plan currently reads as follows:

     2.7 Participants and Grants

         Stock Options may be granted by the Committee to (i) directors, officers and other full-time salaried employees of the Company and its Subsidiaries with managerial, professional or supervisory responsibilities and (ii) consultants and advisors who render bona fide services to the Company and its Subsidiaries, in each case, where the Committee determines that such officer, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. The Committee may grant Stock Options to purchase such number of shares of Common Stock (subject to the limitations of Sections 2.5) as the Committee may, in its sole discretion, determine. In granting Stock Options under the Plan, the Committee, on an individual basis, may vary the number of Stock Options as between Participants and may grant Stock Options to a Participant in such amounts as the Committee may determine in its sole discretion.

         The amendment would eliminate the language restricting grants to employees who are "full-time salaried" and "with managerial, professional or supervising responsibilities."

         As amended the first paragraph of Section 2.7 of the 1998 Plan would read as follows:

     2.7 Participants and Grants

         Stock Options may be granted by the Committee to (i) directors, officers and other employees of the Company and its Subsidiaries and
         (ii) consultants and advisors who render bona fide services to the Company and its Subsidiaries, in each case, where the Committee determines that such officer, employee, consultant or advisor has the capacity to make a substantial contribution to the success of the Company. The Committee may grant Stock Options to purchase such number of shares of Common Stock (subject to the limitations of Sections 2.5) as the Committee may, in its sole discretion, determine. In granting Stock Options under the Plan, the Committee, on an individual basis, may vary the number of Stock Options as between Participants and may grant Stock Options to a Participant in such amounts as the Committee may determine in its sole discretion.

         THE BOARD OF DIRECTORS OF NEOMEDIA RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED "FOR" THE PROPOSAL.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the compensation paid to (i) NeoMedia's Chief Executive Officer and (ii) each of NeoMedia's three other executive officers who received aggregate cash compensation in excess of $100,000 for services rendered to NeoMedia (collectively, "the Named Executive Officers") during the years ended December 31, 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                 ANNUAL COMPENSATION(1)                COMPENSATION
                                      --------------------------------------------- ------------------
                                                                                      SECURITIES
                                                  OTHER ANNUAL                        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY    COMPENSATION      BONUS(2)       WARRANTS/OPTIONS    COMPENSATION
---------------------------   ------  ---------- --------------  --------------    ---------------    ---------------
Charles W. Fritz               1998    $253,131    $   --          $    --            400,000(7)        $55,659(11)
President and Chief            1997     181,333        --               --            300,000(3)          9,101(11)
Executive Officer              1996     146,666        --          $36,667(2)         260,000(4)          5,486(5)
Charles T. Jensen              1998    $157,648        --               --            180,000(7)        $30,965(11)
Chief Financial Officer and    1997     117,333        --               --                 --            21,960(11)
Vice-President and Treasurer   1996      95,000        --          $50,782(2)          90,386(6)          3,780(5)
Robert T. Durst, Jr.           1998    $174,531        --               --            180,000(7)        $ 8,897(11)
Executive Vice-President       1997     150,500      25,405(8)          --                 --             8,432(11)
and Chief Financial Officer    1996     104,994        --          $22,967(2)         153,657(6)          4,704(5)
James Marshall(13)             1998    $169,493        --          $28,960(10)        230,000(7)        $ 2,578(12)
Executive Vice-President--     1997(9)       --        --               --                 --                --
Sales and Marketing            1996(9)       --        --               --                 --                --

----------------
 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the Named Executive Officer for such year.
 (2) The 1996 bonuses were paid in February, 1997, except $30,000 of the bonus to Mr. Jensen, which was paid in August, 1996.
 (3) Represents a warrant, exercisable for a period of five years commencing December 11, 1997, to purchase up to 300,000 shares of Common Stock at an exercise price of $7.875.
 (4) Represents a warrant, exercisable until November 25, 2001 to purchase up to 260,000 shares of Common Stock at an exercise price of $8.85 per share. In September, 1997, an aggregate of 146,000 shares were purchased upon partial exercise of this warrant. Up to 114,000 shares may still be purchased in accordance with the provisions of this Warrant.
 (5) Includes life insurance premiums where policy benefits are payable to beneficiary of the Named Executive Officer and the corresponding income tax effects.
 (6) Represents options granted under NeoMedia's 1996 Stock Option Plan.
 (7) Represents options granted under NeoMedia's 1998 Stock Option Plan.
 (8) Represents relocation and automobile expenses attributable to personal use of $15,713 and $9,692, respectively.
 (9) Was not employed by NeoMedia during this year.
(10) Represents sales bonus paid.
(11) Includes life insurance premiums where policy benefits are payable to beneficiary of the Named Executive Officer, automobile expenses attributable to personal use and the corresponding income tax effects.
(12) Automobile expenses attributable to personal use and the corresponding income tax effects.
(13) Mr. Marshall resigned his employment from NeoMedia effective June 30,
     1999.

                             EMPLOYMENT AGREEMENTS

         NeoMedia has entered into five year employment agreements ending April 30, 2001, with each of Charles W. Fritz, its President and Chief Executive Officer, and Charles T. Jensen, its Vice President, Chief Financial Officer and Treasurer, and with Robert T. Durst, Jr., its Executive Vice-President and Chief Technical Officer, ending March 31, 2001. The employment agreements for Messrs. Fritz, Durst and Jensen provide for an annual salary of $170,000, $140,000 and $110,000, respectively, subject to annual review by the Board of Directors which may increase but not decrease such salary, and participation in all benefits and plans available to executive employees of NeoMedia. Effective as of May 1, 1997, the Board of Directors increased the annual salary of Messrs. Fritz and Jensen to $187,000 and $121,000, respectively, and increased the annual salary of Mr. Durst to $154,000 effective as of April 1, 1997. Effective as of January 1, 1998, the Board of Directors increased the annual salary of Messrs. Fritz, Durst and Jensen to $250,000, $170,000 and $150,000, respectively. In addition, the Board of Directors granted to Messrs. Fritz, Durst and Jensen options to purchase 400,000, 180,000 and 180,000, respectively, shares of NeoMedia common stock under the 1998 Stock Option Plan. Each employment agreement terminates upon the employee's death or retirement, and may be terminated by NeoMedia upon the employee's total disability, as defined in the agreement, or for cause which is defined, among other things, as the willful failure to perform duties, embezzlement, or conviction of a felony. In addition, Messrs. Fritz, Durst and Jensen participate in a special insurance disability plan and receive life insurance benefits not generally offered to other employees and are also entitled to certain severance benefits. These severance benefits vary depending upon the reason for termination and whether there has been a change in control of NeoMedia. If termination occurs by NeoMedia (except for cause or total disability) or by the employee for good reason, as defined in the employment agreement, the agreement provides that NeoMedia will pay to the terminated employee (i) his salary through the date of termination, (ii) any deferred and unpaid amounts due under NeoMedia's Incentive Plan for Management, (ii) any accrued deferred compensation, (iv) an amount equal to two times the sum of his annual base salary plus his highest incentive compensation for the last two years, (v) unpaid incentive compensation including a pro-rata amount of contingent incentive compensation for uncompleted periods, (vi) in lieu of any stock options granted whether under NeoMedia's Stock Option Plans or otherwise (which are canceled upon the following payment), a cash amount equal to the aggregate spread between the exercise prices of all options held at such time by such terminated employee and the higher of the highest bid price of the common stock during the twelve months immediately preceding the date of termination, or the highest price per share of common stock actually paid in connection with any change in control (as defined in the employment agreement) of NeoMedia, provided that such payments do not violate the provisions of any option or the 1996 Stock Option Plan or other plan then in effect, (vii) an amount equal to any taxes payable on these payments, (viii) all relocation expenses if the terminated employee moves his principal residence more than 50 miles within one year from the date of termination, and (ix) all legal fees and expenses incurred as a result of the termination. In addition, unless termination is for cause, NeoMedia must continue to fund through the terminated employee's normal retirement age any key man insurance that is in effect on the date of termination, maintain in effect for the benefit of the terminated employee all employee benefit plans, programs, or arrangements in effect immediately prior to the date of termination. If the terminated employee's continued participation under such plan and programs is not allowable, NeoMedia is obligated to provide him with similar benefits. Each employment agreement provides that services may be performed for companies, other entities, and individuals (whether or not affiliated with NeoMedia) provided that the performance of such service does not prevent the employee from attending to the affairs of NeoMedia, and such companies are not in competition with NeoMedia. The employment agreements of Messrs. Fritz and Durst contain provisions prohibiting their competing with NeoMedia both during and, depending upon the reason for such termination, for one year following the termination of their employment.

                          INCENTIVE PLAN FOR MANAGEMENT

         Effective as of January 1, 1996, NeoMedia adopted an Annual Incentive Plan for Management ("Incentive Plan"), which provides for annual cash bonuses to eligible employees based upon the attainment of certain corporate and individual performance goals during the year. The Incentive Plan is designed to provide additional incentive to NeoMedia's management to achieve these growth and profitability goals. Participation in the Incentive Plan is limited to those employees holding positions assigned to incentive eligible salary grades and whose participation is authorized by NeoMedia's Compensation Committee which administers the Incentive Plan, including determination of employees eligible for participation or exclusion. The Board of Directors can amend, modify or terminate the Incentive Plan for the next plan year at any time prior to the commencement of such next plan year.

         To be eligible for consideration for inclusion in the Incentive Plan, an employee must be on NeoMedia's payroll for the last three months of the year involved. Death, total and permanent disability or retirement are exceptions to such minimum employment, and awards in such cases are granted on a pro-rata basis. In addition, where employment is terminated due to job elimination, a pro rata award may be considered. Employees who voluntarily terminate their employment, or who are terminated by NeoMedia for unacceptable performance, prior to the end of the year are not eligible to participate in the Incentive Plan. All awards are subject to any governmental regulations in effect at the time of payment.

         Performance goals are determined for both NeoMedia's and the employee's performance during the year, and if performance goals are attained, eligible employees are entitled to an award based upon a specified percentage of their base salary.

         No bonuses were paid to or earned by employees pursuant to the Incentive Plan for Management, for the years ended December 31, 1998 and December 31, 1997.

                              STOCK OPTION PLANS

         Effective as of February 1, 1996 (and amended and restated effective July 18, 1996 and further amended through November 18, 1996), NeoMedia adopted its 1996 Stock Option Plan ("1996 Stock Option Plan"). The 1996 Stock Option Plan provides for the granting of non-qualified stock options and "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and provides for the issuance of a maximum of 1,500,000 shares of common stock. As of June 25, 1999 all 1,500,000 options were granted under NeoMedia's 1996 Stock Option Plan.

         Effective March 27, 1998, NeoMedia adopted its 1998 Stock Option Plan ("1998 Stock Option Plan"). The 1998 Stock Option Plan provides for the granting of non-qualified stock options and provides for the issuance of a maximum of 8,000,000 shares of common stock. As of June 25, 1999, there were options granted to purchase an aggregate of 2,762,500 shares of common stock under this plan.

                                  401(k) PLAN

         NeoMedia maintains a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). All employees of NeoMedia who are 21 years of age and who have completed three months of service are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective contributions of up to 20% of such participant's pre-tax salary (up to a statutorily prescribed annual limit, which is $10,000 for 1998) to the 401(k) Plan, although the percentage elected by certain highly compensated participants may be required to be lower. All amounts contributed to the 401(k) Plan by employee participants and earnings on these contributions are fully vested at all times. The 401(k) Plan also provides for matching and discretionary contributions by NeoMedia. To date, NeoMedia has not made any such contributions.

                     OPTIONS GRANTED IN THE LAST FISCAL YEAR

         The following presents certain information on stock options for the Named Executive Officers for the year ended December 31, 1998:

                                  NUMBER OF SECURITIES       % OF TOTAL
                                   UNDERLYING OPTIONS/     OPTIONS GRANTED
NAME                                   GRANTED(1)           TO EMPLOYEES      EXERCISE PRICE     EXPIRATION DATE
------------------------------   ----------------------   ----------------   ----------------   ----------------
Charles W. Fritz .............          200,000                8.7%               $7.31            03/27/08
                                        100,000                4.3%                2.91            07/31/08
                                        100,000                4.3%                2.63            10/30/08
Charles T. Jensen ............           90,000                3.9%               $7.31            03/27/08
                                         45,000                2.0%                2.91            07/31/08
                                         45,000                2.0%                2.63            10/30/08
Robert T. Durst, Jr. .........           90,000                3.9%               $7.31            03/27/08
                                         45,000                2.0%                2.91            07/31/08
                                         45,000                2.0%                2.63            10/30/08
James Marshall ...............           70,000                3.0%               $7.31            03/27/08
                                         35,000                1.5%                3.41            07/31/08
                                         55,000                2.4%                2.63            10/30/08

----------------
(1) Options granted under the 1998 Stock Option Plan.

               AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES

         The following table sets forth options exercised by NeoMedia Named Executive Officers during fiscal 1998, and the number and value of all unexercised options at fiscal year end.

                                                                        NUMBER OF                          VALUE
                                                                 UNEXERCISED SECURITIES                 IN-THE-MONEY
                                                                 UNDERLYING OPTIONS/SARS                OPTIONS/SARS
                                     SHARES                       AT DECEMBER 31, 1998             AT DECEMBER 31, 1998(1)
                                    ACQUIRED       VALUE     -------------------------------   -----------------------------
NAME                              ON EXERCISE     REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISBLE
------------------------------   -------------   ---------   -------------   ---------------   -------------   -------------
Charles W. Fritz(2) ..........          --            --        494,000            320,000        $  5,000        $20,000
Charles T. Jensen ............       1,000        $1,940        125,386            144,000        $184,597        $ 9,000
Robert T. Durst, Jr. .........          --            --        207,657            126,000        $315,710        $ 9,000
James Marshall(3).............          --            --         32,000            128,000        $  2,750        $11,000

----------------
(1) The value of the "in the money" options is calculated by the difference between the market price of the stock at December 31, 1998 and the exercise price of the options.
(2) Includes stock options and warrants.
(3) Mr. Marshall resigned his employment with NeoMedia effective June 30, 1999. As of that date, all unexercised options will terminate.

                          RELATED PARTY TRANSACTIONS

         In June, 1996, in consideration of loans made by Charles W. Fritz to it, NeoMedia granted to him a warrant (the "Principal Stockholder's Warrant") to purchase up to 260,000 shares of common stock at an exercise price $8.85. This warrant is exercisable for a period of four years commencing on November 25, 1997 and contains anti-dilution provisions. In September, 1997, pursuant to a resolution adopted by the board of directors authorizing the acceleration of the exercise date of the warrant to September 16, 1997, Mr. Fritz exercised warrants to purchase 146,000 shares of common stock. In December, 1997, the Board of Directors granted to Mr. Fritz an additional warrant to purchase up to 300,000 shares of common stock at an exercise price of $7.875. This warrant is exercisable over a period of four years commencing on December 11, 1998 and was granted in consideration of the accelerated exercise of the warrant for 260,000 shares which provided capital to NeoMedia on a more favorable basis to NeoMedia than obtaining other capital funds.

         Charles W. Fritz, Gen-Tech and Dev-Mark have each guaranteed NeoMedia's obligations to IBM Credit Corporation ("ICC") under credit and financing accommodations granted by ICC to NeoMedia. In addition, each guarantor subordinated to ICC any liabilities and obligations owed to them by NeoMedia. If any guarantor breaches the guaranty, ICC has the right, among other things, to require immediate payment of all indebtedness of NeoMedia. In February, 1997, Gen-Tech and Dev-Mark were released from the guarantees to ICC.

         In November 1996, NeoMedia entered into a lease with a William E. Fritz whereby Mr. Fritz leased to NeoMedia an exhibition booth which cost $85,435. The lease is for 36 months with monthly payments of $2,858.

         In December 1998, the Company issued 30,000 options to buy shares of the Company's common stock to a director at a price of $2.00 per share for consulting services rendered.

         In January 1999, Edna Fritz, spouse of William Fritz, purchased 82,372 shares of the Company's Common Stock from NeoMedia at a price of $3.03 per share. In connection with this purchase, Mrs. Fritz received warrants to purchase up to 8,237 shares at a price of $3.04 per share.

         In January 1999, William Fritz purchased 42,857 shares of the Company's Common Stock from NeoMedia at a price of $3.50 per share. In connection with this purchase, Mr. Fritz received warrants to purchase up to 4,286 shares at a price of $3.50 per share.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires NeoMedia's officers and directors, and persons who own more than ten percent of a registered class of NeoMedia's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ SmallCap Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish NeoMedia with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to NeoMedia, NeoMedia believes that during 1998 all Section 16(a) filing requirements applicable to NeoMedia's officers, directors and ten percent beneficial owners were complied with.

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On June 7, 1999, NeoMedia announced that KPMG LLP ("KPMG") will no longer act as independent auditors of the Company. In a letter dated May 28, 1999, received by the Company on June 1, 1999, KPMG resigned. KPMG's audit reports on the Company's financial statements for either of the past two years ended December 31, 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion, and no such report was qualified or modified as to audit scope or accounting principles. However, their opinion on the financial statements for 1998 contained a "going concern" uncertainty clause that indicated that the Company's consolidated financial statements were "prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a significant accumulated deficit, and a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

         During the Company's two most recent fiscal years ended December 31, 1998 and 1997 and the subsequent interim period through May 28, 1999, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of disagreement.

         The Company is in the process of interviewing several accounting firms to succeed KPMG as independent auditors of the Company.

                              STOCKHOLDER PROPOSALS
                   FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at NeoMedia's 2000 annual meeting of stockholders must be received by the secretary of NeoMedia, for inclusion in NeoMedia's proxy statement and proxy relating to the 2000 annual meeting on or before March 3, 2000.

                         OTHER MATTERS TO BE ACTED UPON
                      AT THE ANNUAL MEETING OF STOCKHOLDERS

         The management of NeoMedia knows of no other matters to be presented at the Annual Meeting. Should any matter requiring a vote of the stockholders other than those listed in this Proxy Statement arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ WILLIAM E. FRITZ
                                       --------------------
                                       William E. Fritz
                                       SECRETARY

July 1, 1998
Fort Myers, Florida

                      PLEASE RETAIN THIS ADMISSION TICKET
                                    FOR THE
                       ANNUAL MEETING OF STOCKHOLDERS OF
                          NEOMEDIA TECHNOLOGIES, INC.
                          2201 SECOND AVENUE, SUITE 600
                           FORT MEYERS, FLORIDA 33901
                           THURSDAY, AUGUST 12, 1999
                              9:00 A.M. LOCAL TIME

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD BELOW.

IF YOU PLAN TO ATTEND THE 1999 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD BELOW.

PRESENT THIS TICKET TO NEOMEDIA TECHNOLOGIES, INC. REPRESENTATIVE AT THE ENTRANCE TO THE MEETING ROOM.

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A. /X/ Please mark your
       votes as in this                                                  |
       example                                                           |__

                       FOR                WITHHOLD
                   ALL NOMINEES           AUTHORITY
                     LISTED          TO VOTE FOR ALL NOMINEES
1. ELECTION OF
   DIRECTORS:         / /                    / /
   The election of
   the following nominees to the Board of Directors unless otherwise indicated.

IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD
AUTHORITY FOR ANY PARTICULAR NOMINEE OR
NOMINEES LISTED AT RIGHT, PLEASE SO INDICATE BY
CLEARLY AND NEATLY LINING THROUGH OR STRIKING
OUT THE NAME OF ANY SUCH NOMINEE OR NOMINEES

THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTORS AND A VOTE FOR PROPOSAL 2:

                                                                                         FOR       AGAINST       ABSTAIN
NOMINEES: A. Hayes Barclay          2. To approve an amendment to the NeoMedia
             Robert T. Burst, Jr.      Technologies, Inc. 1998 Stock Option Plan to      / /         / /           / /
             Charles W. Fritz          broaden the scope of employees qualified to
             William E. Fritz          receive stock options under the Plan.
             Charles T. Jensen
             James J. Keil
             John A. Lopiano
             Paul Reece
                                                                 I plan to attend         I do not
                                                                  the meeting / /          plan to  / /
                                                                                            attend
                                                                                       the meeting


Signature_________________ Signature____________________Dated____________, 1999

Note: Please date and sign this ballot. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

                          NEOMEDIA TECHNOLOGIES, INC.

         The undersigned hereby appoints CHARLES W. FRITZ and CHARLES T. JENSEN and WILLIAM E. FRITZ, or any of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the 1999 Annual Meeting of shareholders and to vote all shares of common stock of NeoMedia Technologies, Inc. which the undersigned is entitled to vote if personally present at said meeting to be held at the offices of NeoMedia Technologies, at 9"00 a.m., and at all postponements or adjournments thereof upon the election of directors, the approval of an amendment to the NeoMedia Technologies, Inc. 1998 Stock Option Plan, and all other business as may properly come before the meeting with all the powers the undersigned would possess if then and there personally present.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 LISTED ON THE REVERSE SIDE. PROXIES ARE GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)